SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                  Rule 13d-102

                   Under the Securities Exchange Act of 1934
                              (Amendment No.  )*

                            Entrust Technologies Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   293848-10-7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 17, 1998
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1 (b)
      |_| Rule 13d-1 (c)
      |X| Rule 13d-1 (d)

----------
      (*) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Olympus Executive Fund, L.P.
       I.R.S. #06-1440917
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             46,668
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       46,668
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       46,668
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.1% but approximately 11% if considered together with Olympus Growth Fund II, L.P.
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       OEF, L.P.
       I.R.S. #06-1440918
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             46,668
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       46,668
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       46,668
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.1% but approximately 11% if considered together with Olympus Growth Fund II, L.P.
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       RSM Corporation
       I.R.S. #06-1405789
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             46,668
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       46,668
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       46,668
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.1% but approximately 11% if considered together with Olympus Growth Fund II, L.P.
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Conroy Corporation.
       I.R.S. #06-1405788
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             46,668
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       46,668
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       46,668
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.1% but approximately 11% if considered together with Olympus Growth Fund II, L.P.
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       LJM Corporation.
       I.R.S. #06-1405792
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             46,668
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       46,668
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       46,668
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.1% but approximately 11% if considered together with Olympus Growth Fund II, L.P.
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Olympus Growth Fund II, L.P.
       I.R.S. #06-1440917
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             4,620,215
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       4,620,215
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,620,215
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.9% but approximately 11% if considered together with Olympus Executive Fund, L.P.
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       OGP II, L.P.
       I.R.S. #06-1440917
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             4,620,215
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       4,620,215
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,620,215
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.9% but approximately 11% if considered together with Olympus Executive Fund, L.P.
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       RSM, L.L.C.
       I.R.S. #06-1464574
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             4,620,215
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       4,620,215
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,620,215
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.9% but approximately 11% if considered together with Olympus Executive Fund, L.P.
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Conroy, L.L.C.
       I.R.S. #06-1464575
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             4,620,215
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       4,620,215
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,620,215
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.9% but approximately 11% if considered together with Olympus Executive Fund, L.P.
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       LJM, L.L.C.
       I.R.S. #06-1464576
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             4,620,215
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       4,620,215
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,620,215
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.9% but approximately 11% if considered together with Olympus Executive Fund, L.P.
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Nibur, L.L.C.
       I.R.S. #
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             4,620,215
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       4,620,215
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,620,215
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.9% but approximately 11% if considered together with Olympus Executive Fund, L.P.
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Robert S. Morris
       S.S. ####-##-####
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       US citizen
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            20,000
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             4,666,883
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             20,000
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       4,666,883
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,686,883
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       approximately 11%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       James A. Conroy
       S.S. ####-##-####
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       US citizen
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             4,666,883
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       4,666,883
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,666,883
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       approximately 11%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Louis J. Mischianti
       S.S. ####-##-####
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       US citizen
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             4,666,883
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       4,666,883
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,666,883
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       approximately 11%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293848-10-7
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Paul A. Rubin
       S.S. ####-##-####
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       US citizen
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             4,620,215
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       4,620,215
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,620,215
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       approximately 11% (if considered together with Olympus Executive Fund, L.P.)
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

INTRODUCTORY NOTE: This Statement on Schedule 13G is the initial filing on
Schedule 13G by the Reporting Persons (as defined below) pursuant to Rule 13d-1(d) (the "Schedule 13G"). The Schedule 13G is filed by Olympus Growth Fund II, L.P., a Delaware limited partnership ("Olympus Growth"), the general partner of Olympus Growth, OGP II, L.P., a Delaware limited partnership ("OGP"), the general partners of OGP, RSM, L.L.C., a Delaware limited liability company ("RSM LLC"), Conroy, L.L.C., a Delaware limited liability company ("Conroy LLC"), LJM, L.L.C., a Delaware limited liability company ("LJM LLC") and Nibur, L.L.C., a Delaware limited liability company ("Nibur"), Olympus Executive Fund, L.P., a Delaware limited partnership ("Olympus Executive"), the general partner of Olympus Executive, OEF, L.P., a Delaware limited partnership ("OEF"), the general partners of OEF, RSM Corporation, a Delaware corporation ("RSM"), Conroy Corporation, a Delaware corporation ("Conroy") and LJM Corporation, a Delaware corporation ("LJM"), and individuals, Robert S. Morris, the President of RSM and the Managing Member of RSM LLC ("Morris"), James A. Conroy, the President of Conroy and the Managing Member of Conroy LLC ("JAConroy"), Louis J. Mischianti, the President of LJM and the Managing Member of LJM LLC ("Mischianti") and Paul
A. Rubin, the Managing Member of Nibur ("Rubin") (collectively, the "Reporting Persons").

Item 1(a)         Name of Issuer

                  Entrust Technologies Inc.

Item 1(b)         Address of Issuer's Principal Executive Office

                  2323 North Central Expressway, Richardson, TX 75080

Item 2(a)         Name of Person Filing

                  Olympus Growth Fund II, L.P.
                  OGP II, L.P.
                  RSM Corporation
                  Conroy Corporation
                  LJM Corporation
                  Olympus Executive Fund, L.P.
                  OEF, L.P.
                  RSM, L.L.C.
                  Conroy, L.L.C.
                  LJM, L.L.C.
                  Nibur, L.L.C.
                  Robert S. Morris
                  James A. Conroy
                  Louis J. Mischianti
                  Paul A. Rubin

Item 2(b)         Address of Principal Business Office

                  Address of principal business office of each Reporting Person is:

                  c/o Olympus Partners, Metro Center, One Station Place, Stamford, Connecticut 06902.

Item 2(c)         Citizenship

                  Olympus Growth, OGP, Olympus Executive and OEF are Delaware limited partnerships; RSM, Conroy and LJM are Delaware corporations; RSM LLC, Conroy LLC, LJM LLC and Nibur are Delaware limited liability companies; and Morris, JAConroy, Mischianti and Rubin are citizens of the United States.

Item 2(d)         Title of Class of Securities

                  Common stock

Item 2(e)         CUSIP Number

                  293848-10-7

Item 3 If this statement is filed pursuant to Rules 13d-1 (b) or 13-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or Dealer registered under Section 15 of the
                          Act

                  (b) [ ]  Bank as defined in Section 3(a)(6) of the Act

                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act

                  (d) [ ] Investment Company registered under section 8 of the
                          Investment Company Act of 1940

                  (e) [ ] An Investment Adviser in accordance with
                          13-1(b)(1)(ii)(E)

                  (f) [ ] An Employee Benefit Plan or Endowment Fund in
                          accordance with 13d-1(b)(1)(ii)(F)

                  (g) [ ] A Parent Holding Company or Control Person in
                          accordance with 13d-1(b)(1)(ii)G)

                  (h) [ ] A Savings Association as defined in Section 3(b) of the federal Deposit Insurance Act

                  (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

                  (j) [ ] Group, in accordance with 13d-1(b)(1)(ii)(J)

Item 4            Ownership

                  As of December 31, 1998, Olympus Growth had the beneficial ownership of 4,620,215 shares of Common Stock of the Issuer representing 10.9% of the total outstanding shares of Common Stock, and Olympus Executive had the beneficial ownership of 46,668 shares of Common Stock of the Issuer representing 0.1% of the total outstanding shares of Common Stock.

                  In aggregate, Olympus Growth and Olympus Executive had the beneficial ownership of 4,666,883 shares of Common Stock of the Issuer representing 11% of the total outstanding shares of Common Stock. OGP, as the general partner of Olympus Growth, RSM LLC, Conroy LLC, LJM LLC and Nibur, as general partners of OEF, and Morris, JAConroy, Mischianti and Rubin, as the Managing Members of RSM LLC, Conroy LLC, LJM LLC and Nibur, respectively, have shared voting and dispositive power over the shares held by Olympus Growth and may be deemed to be the beneficial owners of these shares. OEF, as the general partner of Olympus Executive, RSM, Conroy and LJM, as general partners of OEF, and Morris, JAConroy and Mischianti, as Presidents of RSM, Conroy and LJM, respectively, have shared voting and dispositive power over the shares held by Olympus Executive and may be deemed to be the beneficial owners of these shares. As of December 31, 1998, Morris had the beneficial ownership of options to acquire 20,000 shares of Common Stock of the Issuer representing less than 0.1% of the total outstanding shares of Common Stock. Morris has sole voting and dispositive power over the options owned by him.

Item 5            Ownership of Five Percent or Less of a Class

                  Not applicable

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person

                  Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable

Item 8            Identification and Classification of Members of the Group

                  Not applicable

Item 9            Notice of Dissolution of Group

                  Not applicable

Item 10           Certification

                  Not applicable

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 16, 1999


                                       OLYMPUS EXECUTIVE FUND, L.P.
                                       By: OEF, L.P., its General Partner
                                             By: RSM Corporation, its Managing
                                             General Partner


                                             By: /s/ Robert S. Morris
                                                 -------------------------------
                                                 Name:  Robert S. Morris
                                                 Title: President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 16, 1999


                                       OEF, L.P.
                                       By: RSM Corporation, its Managing
                                       General Partner


                                       By: /s/ Robert S. Morris
                                           -------------------------------
                                           Name:  Robert S. Morris
                                           Title: President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 16, 1999


                                       RSM CORPORATION


                                       By: /s/ Robert S. Morris
                                           -------------------------------
                                           Name:  Robert S. Morris
                                           Title: President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 16, 1999


                                       CONROY CORPORATION


                                       By: /s/ James A. Conroy
                                           -------------------------------
                                           Name:  James A. Conroy
                                           Title: President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 16, 1999



                                       LJM CORPORATION


                                       By: /s/ Louis J. Mischianti
                                           -------------------------------
                                           Name:  Louis J. Mischianti
                                           Title: President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 16, 1999


                                       OLYMPUS GROWTH FUND II, L.P.
                                       By: OGP II, L.P., its General Partner
                                             By: RSM, L.L.C., its General
                                             Partner


                                             By: /s/ Robert S. Morris
                                                 -------------------------------
                                                 Name:  Robert S. Morris
                                                 Title: Managing Member

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 16, 1999


                                       OGP II, L.P.
                                       By: RSM, L.L.C., its General Partner


                                       By: /s/ Robert S. Morris
                                           -------------------------------
                                           Name:  Robert S. Morris
                                           Title: Managing Member

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 16, 1999


                                       RSM, L.L.C.


                                       By: /s/ Robert S. Morris
                                           -------------------------------
                                           Name:  Robert S. Morris
                                           Title: Managing Member

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 16, 1999


                                       CONROY, L.L.C.


                                       By: /s/ James A. Conroy
                                           -------------------------------
                                           Name:  James A. Conroy
                                           Title: Managing Member

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 16, 1999


                                       LJM, L.L.C.


                                       By: /s/ Louis J. Mischianti
                                           -------------------------------
                                           Name:  Louis J. Mischianti
                                           Title: Managing Member

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 16, 1999


                                       NIBUR, L.L.C.


                                       By: /s/ Paul A. Rubin
                                           -------------------------------
                                           Name:  Paul A. Rubin
                                           Title: Managing Member

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 16, 1999


                                       /s/ Robert S. Morris
                                       -------------------------------
                                       Robert S. Morris

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 16, 1999


                                       /s/ James A. Conroy
                                       -------------------------------
                                       James A. Conroy

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 16, 1999


                                       /s/ Louis J. Mischianti
                                       -------------------------------
                                       Louis J. Mischianti

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 16, 1999



                                       /s/ Paul A. Rubin
                                       -------------------------------
                                       Paul A. Rubin

                             JOINT FILING AGREEMENT

            The undersigned parties hereby agree that the Schedule 13G filed herewith relating to the Common Stock of Entrust Technologies Inc. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(f) on behalf of each such person.


Dated: February 16, 1999

                                       OLYMPUS EXECUTIVE FUND, L.P.
                                       By: OEF, L.P., its General Partner
                                             By: RSM Corporation, its Managing
                                             General Partner


                                             By: /s/ Robert S. Morris
                                                 -------------------------------
                                                 Name:  Robert S. Morris
                                                 Title: President


                                       OEF, L.P.
                                       By: RSM Corporation, its Managing
                                       General Partner


                                       By: /s/ Robert S. Morris
                                           -------------------------------------
                                           Name:  Robert S. Morris
                                           Title: President


                                       RSM CORPORATION


                                       By: /s/ Robert S. Morris
                                           -------------------------------------
                                           Name:  Robert S. Morris
                                           Title: President


                                       CONROY CORPORATION


                                       By: /s/ James A. Conroy
                                           -------------------------------------
                                           Name:  James A. Conroy
                                           Title: President


                                       LJM CORPORATION

                                       By: /s/ Louis J. Mischianti
                                           -------------------------------------
                                           Name:  Louis J. Mischianti
                                           Title: President


                                       OLYMPUS GROWTH FUND II, L.P.
                                       By: OGP II, L.P., its General Partner
                                             By: RSM, L.L.C., its General
                                             Partner


                                             By: /s/ Robert S. Morris
                                                 -------------------------------
                                                 Name:  Robert S. Morris
                                                 Title: Managing Member


                                       OGP II, L.P.
                                       By: RSM, L.L.C., its General Partner


                                       By: /s/ Robert S. Morris
                                           -------------------------------------
                                           Name:  Robert S. Morris
                                           Title: Managing Member


                                       RSM, L.L.C.


                                       By: /s/ Robert S. Morris
                                           -------------------------------------
                                           Name:  Robert S. Morris
                                           Title: Managing Member


                                       CONROY, L.L.C.

                                       By: /s/ James A. Conroy
                                           -------------------------------------
                                           Name:  James A. Conroy
                                           Title: Managing Member


                                       LJM, L.L.C.


                                       By: /s/ Louis J. Mischianti
                                           -------------------------------------
                                           Name:  Louis J. Mischianti
                                           Title: Managing Member


                                       NIBUR, L.L.C.

                                       By: /s/ Paul A. Rubin
                                           -------------------------------------
                                           Name:  Paul A. Rubin
                                           Title: Managing Member


                                       /s/ Robert S. Morris
                                       -----------------------------------------
                                       Robert S. Morris


                                       /s/ James A. Conroy
                                       -----------------------------------------
                                       James A. Conroy


                                       /s/ Louis J. Mischianti
                                       -----------------------------------------
                                       Louis J. Mischianti


                                       /s/ Paul A. Rubin
                                       -----------------------------------------
                                       Paul A. Rubin